Exhibit 10.1

EXECUTIVE TRANSITION AND CONSULTING AGREEMENT

This EXECUTIVE TRANSITION AND CONSULTING AGREEMENT (this “Agreement”) is entered into as of July 3, 2026 (the “Effective Date”), by and between WesBanco, Inc., a West Virginia corporation (together with its subsidiaries and affiliates, the “Company”), and Michael L. Perkins (the “Executive”).

RECITALS

WHEREAS, the Executive currently serves as Senior Executive Vice President and Chief Risk Officer of the Company;

WHEREAS, on January 22, 2026, the Executive informed the Company’s Board of Directors that he will retire from his position as the Company’s Senior Executive Vice President and Chief Risk Officer, effective June 30, 2026.

WHEREAS, the Executive and the Company desire to provide for the Executive’s orderly transition from his role as Senior Executive Vice President and Chief Risk Officer and his subsequent engagement as a consultant to the Company to facilitate the orderly transition of the Chief Risk Officer duties and responsibilities;

WHEREAS, the Executive and the Company desire to set forth the terms and conditions of the Executive’s transition from employment and engagement as a consultant on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I — DEFINITIONS

1.1 “Board” means the Board of Directors of the Company.

1.2 “Confidential Information” means any and all trade secrets, proprietary information, and other non-public information of the Company and its affiliates, including, without limitation, business plans, financial data, customer lists and information, strategic plans, marketing strategies, employee information, regulatory matters, lending practices, risk management frameworks, and any other information that derives economic value from not being generally known, whether in written, electronic, oral, or other form.

1.3 “Consulting Fee” has the meaning set forth in Section 3.2.

1.4 “Consulting Period” means the period commencing on July 1, 2026, and ending on June 30, 2027, unless earlier terminated in accordance with Article V.

ARTICLE II — TRANSITION; RESIGNATION FROM POSITIONS

2.1 Transition. Effective as of the close of business on June 30, 2026 (the “Transition Date”) the Executive shall cease to serve as Senior Executive Vice President and Chief Risk Officer of the Company and, effective July 1, 2026, shall transition to the role of consultant to the Company pursuant to the terms and conditions of this Agreement.

2.2 Resignation from Officer and Director Positions. Effective as of the Transition Date, the Executive hereby resigns from (a) the position of Senior Executive Vice President and Chief Risk Officer, (b) all other officer, director, manager, or similar positions held with the Company and any of its subsidiaries or affiliates, and (c) all fiduciary positions (including, without limitation, as trustee) held with or on behalf of any employee benefit plan of the Company or its affiliates. The Executive agrees to execute any additional documents reasonably requested by the Company to effectuate the foregoing resignations.

2.3 Cessation of Employment. The Executive’s employment with the Company and its affiliates shall terminate effective as of the Transition Date. The Executive acknowledges that the Transition Date shall constitute the date of the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder (“Section 409A”), and that, during the Consulting Period, the level of bona fide services to be performed by the Executive (as an independent contractor) is not reasonably anticipated to exceed twenty percent (20%) of the average level of bona fide services performed by the Executive during the immediately preceding thirty-six (36) month period.

2.4 Accrued Obligations. On or promptly following the Transition Date, the Company shall pay the Executive (a) any earned but unpaid base salary through the Transition Date, (b) any accrued but unused vacation or paid time off in accordance with Company policy, and (c) any unreimbursed business expenses incurred prior to the Transition Date in accordance with the Company’s expense reimbursement policies (collectively, the “Accrued Obligations”).

ARTICLE III — CONSULTING ENGAGEMENT

3.1 Consulting Services. During the Consulting Period, the Executive shall provide consulting and advisory services to the Company as reasonably requested from time to time by the Chief Executive Officer of the Company or the Board (or their respective designees) (the “Services”). Without limiting the generality of the foregoing, the Services shall include: (a) assisting with the orderly transition of the Chief Risk Officer duties and responsibilities to the Executive’s successor; (b) providing advice and counsel on risk management frameworks, policies, and procedures of the Company and its affiliates; (c) providing advice and counsel on regulatory matters, enterprise risk management, credit risk, and related risk management functions; (d) assisting in responding to inquiries from regulators, auditors, or examiners concerning matters within the Executive’s knowledge; (e) participating in meetings and calls at reasonable times as requested by the

Company to facilitate the transition; and (f) performing such other advisory services as may be mutually agreed upon by the parties from time to time.

3.2 Consulting Fee. As compensation for the Services, the Company shall pay the Executive a monthly consulting fee of $33,334 in cash, (prorated for any partial month during the Consulting Period), paid within fifteen (15) days after the last day of each month during the Consulting Period. For the avoidance of doubt, each installment of the Consulting Fee shall be treated as a separate payment for purposes of Section 409A.

3.3 No Equity Compensation. During the Consulting Period, the Executive shall not be eligible to receive any new grants of equity compensation under any equity incentive plan of the Company.

3.4 No Annual Bonus. The Executive shall not participate in the Company’s annual bonus plan (or any successor short-term incentive plan) with respect to 2026 or any future performance period.

3.5 Part-Time, As-Needed Basis. The Executive shall render the Services on a part-time, as-needed basis as reasonably requested by the Company. The Executive shall not be required to devote any minimum number of hours to the performance of the Services, and no fixed schedule shall be imposed. Notwithstanding the foregoing, the parties acknowledge and agree that the level of Services to be provided by the Executive during the Consulting Period shall not exceed twenty percent (20%) of the average level of services performed by the Executive during the thirty-six (36) month period immediately preceding the Transition Date.

3.6 Independent Contractor Status. During the Consulting Period, the Executive shall serve as an independent contractor of the Company and shall not be deemed an employee, agent, partner, or joint venturer of the Company for any purpose. The Executive shall have no authority to bind the Company or incur any obligation or liability on behalf of the Company. The Executive shall be solely responsible for all federal, state, and local income taxes, self-employment taxes, and other taxes arising from the Consulting Fee, and the Company shall report the Consulting Fee on IRS Form 1099-NEC (or any successor form). The Executive shall provide the Company with a completed IRS Form W-9 prior to the commencement of the Consulting Period.

3.7 Expense Reimbursement. The Company shall reimburse the Executive for reasonable, documented out-of-pocket expenses incurred by the Executive in connection with the performance of the Services, subject to the Company’s expense reimbursement policies and prior written approval by the Company. All reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred.

ARTICLE IV — EMPLOYEE BENEFITS

4.1 Benefits Following the Transition Date. Following the Transition Date, the Executive’s eligibility for and participation in all employee benefit plans, programs, policies, and arrangements of the Company and its affiliates (including, without limitation, group health, dental, vision, life insurance, disability, retirement, equity compensation, and other welfare and pension benefit plans) shall be governed by the existing terms and conditions of such benefit plans, programs, policies, and arrangements as in effect from time to time. The Executive acknowledges that, as a general matter, cessation of employment may result in changes to the Executive’s eligibility for certain benefits, and the Executive’s rights with respect to such benefits shall be determined in accordance with the applicable plan terms, ERISA, COBRA, and applicable law.

4.2 COBRA. To the extent that the Executive’s employment terminates as of the Transition Date and the Executive experiences a loss of coverage under any group health plan of the Company, the Executive shall be entitled to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at the Executive’s own expense, subject to the terms and conditions of the applicable plan and COBRA.

ARTICLE V — TERMINATION OF CONSULTING PERIOD

5.1 Expiration. The Consulting Period shall expire on June 30, 2027, unless earlier terminated in accordance with this Article V.

5.2 Termination by the Company for Cause. The Company may terminate the Consulting Period at any time for Cause upon written notice to the Executive, in which case the Company shall pay the Executive any Consulting Fee earned but unpaid through the date of termination, and the Company shall have no further obligation to pay any Consulting Fee to the Executive. For purposes of this Agreement, “Cause” means: (a) the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company; (b) the Executive’s commission of fraud, embezzlement, misappropriation, or willful misconduct that is materially injurious to the Company; or (c) a material violation of any written Company policy applicable to the Executive that is materially injurious to the Company.

5.3 Termination by the Executive. The Executive may terminate the Consulting Period at any time upon thirty (30) days’ prior written notice to the Company. In the event of such termination, the Company shall pay the Executive any Consulting Fee earned but unpaid through the effective date of termination, and the Company shall have no further obligation to pay any Consulting Fee to the Executive.

5.4 Death or Disability. The Consulting Period shall automatically terminate upon the Executive’s death or upon the Executive’s becoming permanently disabled (as reasonably determined by the Company). In either case, the Company shall pay the Executive (or the Executive’s estate, as applicable) any Consulting Fee earned but unpaid through the date of termination, and the Company shall have no further obligation to pay any Consulting Fee to the Executive.

5.5 Effect of Termination. Upon the termination or expiration of the Consulting Period, the Executive shall have no further obligation to perform Services and the Company shall have no further obligation to pay any Consulting Fee, except as expressly set forth in this Article V. The provisions of Articles IV, VI, VII, and VIII shall survive the termination or expiration of the Consulting Period.

ARTICLE VI — RESTRICTIVE COVENANTS

6.1 Non-Competition. During the Consulting Period and for one year thereafter (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be employed by, provide services to, or otherwise participate in (whether as an owner, partner, shareholder, officer, director, employee, consultant, advisor, or in any other capacity) any Competing Business within the Restricted Territory. For purposes of this Section: (a) “Competing Business” means any bank, bank holding company, savings institution, credit union, or other financial institution that competes with the Company or any of its affiliates; and (b) “Restricted Territory” means the geographic areas in which the Company and its affiliates conduct business as of the Transition Date. Notwithstanding the foregoing, the Executive may own, solely as a passive investment, up to two percent (2%) of the outstanding shares of any publicly traded company. The non-competition obligations set forth in this Section 6.1 shall be interpreted and enforced in accordance with and subject to the laws of the State of Ohio, and the Company acknowledges that the enforceability of such obligations shall be subject to the requirements and limitations of Ohio law. In addition, the Executive’s continued eligibility for continued vesting of equity compensation, if any, following the Transition Date shall be subject to, and conditioned upon, the Executive’s compliance with the non-competition obligations set forth in this Section 6.1.

6.2 Non-Disparagement. The Executive agrees that, during the Consulting Period and at all times thereafter, the Executive shall not make, publish, or communicate any disparaging or defamatory statements or comments concerning the Company, its affiliates, or any of their respective current or former officers, directors, or employees. Nothing in this Section shall prohibit the Executive from making truthful statements (a) as required by applicable law, regulation, or legal process, or (b) in connection with any legal proceeding.

6.3 Cooperation. The Executive agrees to cooperate fully with the Company and its affiliates and their respective counsel in connection with any pending or future litigation, regulatory examination, investigation, or other proceeding relating to any matter in which the Executive was involved or of which the Executive has knowledge by virtue of the Executive’s employment or consulting engagement with the Company. The Company shall reimburse the Executive for reasonable, documented out-of-pocket expenses incurred in connection with such cooperation and shall use reasonable efforts to schedule such cooperation so as not to unreasonably interfere with the Executive’s other business activities.

6.4 Return of Company Property. On or before the Transition Date (or, with respect to materials used in connection with the Services, promptly upon the termination or expiration of the Consulting Period), the Executive shall return to the Company all Company property in the Executive’s possession or control, including, without limitation, all documents, files, records, data, equipment, keys, access cards, passwords, credit cards, and any other property belonging to the Company or its affiliates.

6.5 Defend Trade Secrets Act Notice. Pursuant to the Defend Trade Secrets Act of 2016, the Executive is hereby notified that the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.6 Protected Rights. Nothing in this Agreement shall prohibit or restrict the Executive from (a) making any disclosure of information required by law; (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state, or local regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (c) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

ARTICLE VII — SECTION 409A

7.1 General. This Agreement is intended to comply with Section 409A or to provide payments that are exempt from the application of Section 409A, and shall be construed and administered in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, payments and benefits provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible.

7.2 Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed on the Transition Date to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent that any payment or benefit under this Agreement or otherwise payable to the Executive under any other Company arrangement constitutes “nonqualified deferred compensation” within the meaning of Section 409A and is payable on account of the Executive’s “separation from service” (within the meaning of Section 409A), such payment or benefit shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after the Transition Date, and (b) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

7.3 Separate Payments. For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

7.4 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.5 No Guarantee. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to the tax treatment of any payment or benefit provided hereunder, and the Executive shall be solely responsible for the tax consequences of payments and benefits under this Agreement.

ARTICLE VIII — GENERAL PROVISIONS

8.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to such subject matter. For the avoidance of doubt, except as expressly modified herein, the provisions of the Executive’s prior Employment Agreement, dated February 16, 2022, that survive the termination of the Executive’s employment (including, without limitation, any restrictive covenants, confidentiality obligations, and cooperation obligations) shall remain in full force and effect in accordance with their terms. For the avoidance of doubt, the Executive is not entitled to any severance benefits under such prior Employment Agreement.

8.2 Amendment; Waiver. This Agreement may not be amended or modified except by a written instrument signed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced. No failure or delay by either party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, without giving effect to any choice-of-law or conflict-of-law provision or rule; provided, however, that the non-competition provisions set forth in Section 6.1 shall be interpreted and enforced in accordance with, and subject to, the laws of the State of Ohio.

8.4 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement shall be resolved by binding arbitration in Wheeling, West Virginia, administered by the American Arbitration Association in accordance with its Employment Arbitration Rules. The arbitrator shall have the authority to award any remedy or relief that would have been available to the parties had the matter been heard in court. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of Article VI.

8.5 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If any court or arbitrator determines that any restrictive covenant set forth in Article VI is unenforceable because it is excessive in scope, duration, or geographic area, such court or arbitrator shall have the power to reduce the scope, duration, or geographic area of such provision to the maximum extent enforceable, and such provision shall be enforced as so modified.

8.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized overnight courier, or (c) on the third business day following the date of mailing if mailed by registered or certified mail (postage prepaid, return receipt requested), addressed as follows:

If to the Company:

WesBanco, Inc.
1 Bank Plaza
Wheeling, WV 26003
Attention: Chief Legal Counsel

If to the Executive:

Michael L. Perkins
[omitted]

[omitted]

or to such other address as either party may have furnished to the other in writing in accordance herewith.

8.7 Assignability. This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company may assign this Agreement to any successor (whether by merger, consolidation, purchase of all or substantially all of the Company’s assets, or otherwise), and this Agreement shall inure to the benefit of and be binding upon such successor.

8.8 Withholding. During the Consulting Period, to the extent the Executive is treated as an independent contractor, the Executive shall be solely responsible for the payment of all applicable taxes. However, the Company shall be entitled to withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.9 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission (including by .pdf), and such execution and delivery shall have the same force and effect as execution and delivery of an original signed copy.

8.10 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Executive Transition and Consulting Agreement as of the date first written above.

WESBANCO, INC.

/s/ Kimberly L. Griffith

Kimberly L. Griffith

Chief Human Resources Officer

EXECUTIVE

/s/ Michael L. Perkins

Michael L. Perkins